WHEN RECORDED RETURN TO:

ATTORNEY DOCKET NO. 25961

M. Wayne Western
THORPE NORTH & WESTERN, LLP
P.O. BOX 1219
SANDY, UTAH 84091-1219

ASSIGNMENT

WHEREAS, I, Glen E. Southard (resident of Park City, Utah, whose postal mailing address is 120 Paradise Drive, Park City, Utah 84098), (hereinafter AAssignor@) have invented and will invent certain new and useful improvements in the area of technology related to MOLECULARLY IMPRINTED POLYMERS (MIPS) for which United States Provisional Patent Applications have been filed as Thorpe North & Western Docket Nos. 24586.PROV, 24587.PROV, 24588.PROV; and 24589.PROV and for any inventions in said area of technology to which I have rights prior to employment by MIP Solutions; and

WHEREAS, MIP Solutions, Inc, a corporation, organized and existing under the laws of the State of Nevada, having a business address of 13 Rutland Terrace, Worcester, MA 01609 (hereinafter AAssignee@), is desirous of acquiring the entire right, title, and interest in the same;

NOW, THEREFORE, in consideration of one dollar ($1.00) and other good and valuable consideration paid to me by the Assignee, the receipt and sufficiency whereof is hereby acknowledged, I the said Assignor, hereby grant and assign unto the said Assignee, my entire right, title and interest in said inventions and in all patent applications based thereon and in all corresponding applications filed in countries foreign to the United States, and in all patents issuing thereon in the United States and foreign countries; the right, power and authority to file and prosecute U.S. and foreign patent applications on said invention in its own name, wherever such right may be legally exercised, and including the right to claim the priority and benefits of the

International Convention for such applications; and the right to bring actions for infringement of any right in said invention in its own name, including past infringement, in any jurisdiction.

I hereby authorize and request the United States Commissioner of Patents and Trademarks, and such Patent Office officials in foreign countries as are duly authorized by their patent laws to issue patents, to issue any and all Letters Patent on said invention to the said Assignee as the owner of my entire interest, for the sole use and behoof of the said Assignee, its successors, assigns and legal representatives, to the full end of the term for which said Letters Patent may be granted, as fully and entirely as the same would have been held by me had this assignment and sale not been made.

I hereby agree, without further consideration and without expense to me, to sign all lawful papers and to perform all other lawful acts which the Assignee may request of me to make this Assignment fully effective, including, by way of example but not of limitation, the following: prompt execution of all original, non-provisional, divisional, substitution, reissue, and other United States and foreign patent applications on said invention, and all lawful documents as requested by the Assignee to further the prosecution of any of such patent applications; cooperation to the best of my ability including, but not limited to, the execution of all lawful documents, the production of evidence in any actions or proceedings concerning the invention, including, but not limited to, nullification, reissuing, extension, and infringement proceedings involving said invention.

This assignment and agreement shall be binding upon my heirs and legal representatives.

Executed this 18 day of Apr, 2006 at 9:45.

Glen E. Southard

STATE OF Maryland
County of Howard : ss

Before me personally appeared Glen E. Southard and acknowledged the foregoing instrument to be his free act and deed this 18th day of April, 2006.

Notary Public

CAROL LYNN SWINNEY
NOTARY PUBLIC
My Commission Expires 10-22-2007
HOWARD COUNTY, MD